                                                                    EXHIBIT 12-1
                                                                    ------------

                        RATIO OF EARNINGS TO FIXED CHARGES
                   ($ in millions of U.S. Dollars except ratios)

                                                     Six Months                   Years Ended December 31,
                                                       Ended         -------------------------------------------------------
                                                   June  30, 1994    1993(a)      1992       1991          1990         1989
                                                   --------------    -------      ----       ----          ----         ----
Earnings (Loss):
Income (loss) from
   continuing operations
   before income taxes                                     185           170        180        277           312          (112)
                                                        -------      -------    -------    -------       -------       -------
Fixed Charges:
Portion of rent expense
   deemed to be representative
   of interest                                              14           16         17         17            16            15

Interest Expense                                            38           38         47         80            95           124

Amortization of debt issue costs
   and other fees                                           --           --         --         --            --            --
Total fixed charges                                         52           54         64         97           111           139
                                                        -------      -------    -------    -------       -------       -------
                                                        -------      -------    -------    -------       -------       -------

Earnings plus fixed
   charges                                                 237          224        244        374           423            27
                                                        -------      -------    -------    -------       -------       -------
                                                        -------      -------    -------    -------       -------       -------

Ratio of earnings to fixed
   charges                                                 4.6          4.1        3.8        3.8           3.8            --
                                                        -------      -------    -------    -------       -------       -------
                                                        -------      -------    -------    -------       -------       -------
Amount by which earnings
   before fixed charges are
   insufficient to cover
   fixed charges                                            --           --         --         --            --          (112)
                                                        -------      -------    -------    -------       -------       -------
                                                        -------      -------    -------    -------       -------       -------


(a) Pro forma ratio of earnings to fixed charges for 1993 and the six months ended June 30, 1994, assuming that the acquisition of Grumman had occurred at the beginning of the respective periods, would have been 1.8 and 3.2, respectively.
